Exhibit 99.1

TUESDAY, OCTOBER 21, 2003

Apropos Contact

Apropos Investors Relations Contact

Frank Leonard	Leslie Loyet
Apropos Technology	FRB/Weber Shandwick
Phone: (630) 472-9600 ext. 7724	Phone: (312) 640-6672
E-mail: frank.leonard@apropos.com	E-mail: lloyet@webershandwick.com

APROPOS TECHNOLOGY REPORTS THIRD QUARTER RESULTS

Oakbrook Terrace, IL – October 21, 2003 — Apropos Technology (Nasdaq: APRS), a leading provider of real time multi-channel interaction management solutions, today reported revenues were  $4.7 million for the third quarter ending September 30, 2003, compared to $5.2 million for the third quarter ended September 30, 2002.  Revenues for the nine months ended September 30, 2003 were $14.5 million compared to $15.9 million for the nine months ended September 30, 2002.

Net loss for the third quarter ended September 30, 2003, was $3.0 million, or a loss of $0.18 per share, which includes a restructuring and other charge of $2.4 million, or $0.14 per share.  This restructuring and other charges provision includes staff reduction charges of $738,000; facility termination costs of $1,344,000; and an impairment loss for assets providing no future benefit to the Company of  $345,000.  Net loss for the comparable quarter of 2002 was $4.4 million, or a loss of  $0.26 per share, which includes a restructuring and other charge of $0.9 million, or $0.05 per share.  Net loss for the nine months ended September 30, 2003, was $6.4 million, or a loss of $0.38 per share, which includes a restructuring and other charge of $2.9 million, or $0.17 per share.  Net loss for the comparable nine months of 2002 was  $12.0 million, or a loss of  $0.72 per share, which includes a restructuring and other charge of $0.9 million, or $0.05 per share.

“With the launch of our Version 6 product, we have seen significant interest from our installed customer base and are gaining traction in securing new industry partnerships and distribution channels”, stated Kevin G. Kerns, Chief Executive Officer and President.  “During the first ninety days since its release, through a combination of product road shows, Web seminars, and direct selling efforts, we have successfully reached over half of our customer base and secured orders from nearly 20 customers, with many others planning upgrades in their 2004 IT budgets.  In total, we have successfully completed or are in process of completing 15 Version 6 installations, including live production of our first Unix/Oracle deployment.

“In addition, we have also witnessed a significant increase in the level of activity and interest with several of our key partners. These discussions continue to progress on many fronts, from market opportunity assessment to technical application integration and test marketing. Our stated goal is to embed the Version 6 real time universal queuing engine into a host of enterprise application environments, creating an OEM-based solution that can directly drive top line revenue growth and product differentiation for our partners.

“Without achieving any significant revenue growth, we have reduced our net loss in the third quarter, excluding any restructuring or other charges, to the lowest level since the Company went public in February, 2000. We have been able to achieve this by actively working to reduce our cost structure over the past year.  On July 21, 2003, Apropos took additional actions to reduce costs with a workforce reduction of approximately 25%. As a result of this reduction, effective September 1, 2003, the Company consolidated its corporate office, eliminating the need for over 20,000 square feet of office space along with certain infrastructure assets and furniture and fixtures that no longer provide benefit to the Company.  We believe these steps are necessary to work toward our goal of reaching profitability in the near future.

“The Company’s cash and investment balances at September 30, 2003 were $38.9 million.  Cash burn (defined as the change in cash, cash equivalents and short-term investments) in the third quarter fell to under $500,000.  This is the smallest quarterly cash burn since Apropos went public and represents the third consecutive quarter the cash burn has significantly declined.”

During the third quarter, the Company received nine new customer orders, including Canadian Rail, Bank of America, Ford Motor Company, Electrolux, and Suffolk Federal Credit Union. The Company also received significant add-on orders from the Veterans Health Administration, Accenture, and C3i.

A conference call will be conducted by the Company at 5:00 p.m. Eastern Time (ET) on Tuesday, October 21. The conference call will be available to all interested parties over the Internet.   To listen to the call on the Internet, go to www.apropos.com/investor or www.companyboardroom.com at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.apropos.com/investor, www.companyboardroom.com or by dialing 877-519-4471 or 973-341-3080 (international) and providing access code 4248083.  The replay will be available by phone through October 28, and over the Internet for 30 days.

About Apropos Technology

Apropos Technology, Inc. (NASDAQ: APRS) develops and markets one of the industry’s leading business communications platforms, providing an open, system independent application suite for real time, multi-channel interaction management. This application platform enables companies to personalize and intelligently manage all of their customer, employee, and vendor interactions, thereby reducing costs, improving communications and operating efficiency, and increasing overall revenue opportunities. The application provides timely and accurate information on communications of all types to those within the business who need visibility into real time business performance and trends. This information enables customers to react immediately to changing business conditions and make informed strategic decisions. The company’s award-winning solution has received seven (7) US patents for call center related technology inventions, including a patent on the concept of blending multi-channel communications into a single, universal queuing system. The solution intelligently classifies, prioritizes, routes and reports on each business interaction, based on the value of each interaction, across a variety of communications media, including Voice, E-mail, Web, Fax, and Voice over IP (VoIP). Apropos Technology serves over 300 clients worldwide from its Corporate headquarters in Oakbrook Terrace, Ill., and from its European headquarters in the United Kingdom. Additional information about Apropos and its products can be found at http://www.apropos.com.

Apropos Technology statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Apropos Technology’s expectations, anticipations, goals, beliefs, targets, hopes, intentions or strategies regarding the future.  Forward-looking statements include statements regarding business model, product introduction and acceptance, future sales, sales growth and sales channels, profitability and results of operations, gross margins, operating expenses and financial stability.  These forward-looking statements are subject to various risks and uncertainties as more fully set forth under the caption “Risk Factors Associated with Apropos’ Business and Future Operating Results” in Apropos Technology’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.  Apropos Technology’s actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements; Apropos Technology makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

-tables to follow-

Apropos Technology, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended September 30		Nine months ended September 30
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Software licenses	$1,677	$2,085	$5,326	$6,638
Services and other	3,034	3,138	9,199	9,255
Total revenue	4,711	5,223	14,525	15,893

Cost of goods and services
Cost of software	91	81	294	310
Cost of services and other	1,003	1,469	3,336	4,356
Total cost of goods and services	1,094	1,550	3,630	4,666

Gross margin	3,617	3,673	10,895	11,227

Operating expenses
Sales and marketing	1,628	3,443	5,836	10,852
Research and development	1,117	1,967	4,312	5,991
General and administrative	1,475	1,929	4,466	5,937
Stock compensation charge	75	107	225	322
Restructuring and other charges	2,427	869	2,875	869
Total operating expenses	6,722	8,315	17,714	23,971

Loss from operations	(3,105)	(4,642)	(6,819)	(12,744)

Other income (expense)
Interest income	99	236	382	748
Other income (expense), net	5	9	2	(7)
Total other income	104	245	384	741

Net loss	$(3,001)	$(4,397)	$(6,435)	$(12,003)

Basic and diluted net loss per share	$(0.18)	$(0.26)	$(0.38)	$(0.72)

Weighted-average number of shares outstanding	16,842	16,750	16,749	16,754

Apropos Technology, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30 2003	December 31 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,753	$19,333
Short-term investments	1,149	22,718
Accounts receivable, net	2,449	2,837
Inventory	159	194
Prepaid expenses and other current assets	594	1,016

Total current assets	42,104	46,098

Equipment, net	1,060	2,174
Other assets	231	240

Total assets	$43,395	$48,512

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$133	$127
Accrued expenses	2,841	1,935
Deferred revenues	3,437	2,747
Other current liabilities	119	893

Total current liabilities	6,530	5,702

Shareholders’ equity
Common shares	172	170
Additional paid-in capital	102,066	101,578
Treasury stock	(392)	(392)
Accumulated deficit	(64,981)	(58,546)

Total shareholders’ equity	36,865	42,810

Total liabilities and shareholders’ equity	$43,395	$48,512

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